Exhibit 99.1

28969 Information Lane

Easton, Maryland 21601

Phone 410-763-7800

PRESS RELEASE

Shore Bancshares Reports 2020 Results

Easton, Maryland (01/28/2021) - Shore Bancshares, Inc. (NASDAQ - SHBI) (the “Company”) reported income from continuing operations of $3.886 million or $0.32 per diluted common share for the fourth quarter of 2020, compared to income from continuing operations of $3.391 million or $0.27 per diluted common share for the third quarter of 2020, and income from continuing operations of $4.014 million or $0.32 per diluted common share for the fourth quarter of 2019. Income from continuing operations for fiscal year 2020 was $15.730 million or $1.27 per diluted common share, compared to income from continuing operations of $16.284 million or $1.28 per diluted common share for fiscal year 2019.

When comparing net income from continuing operations for the fourth quarter of 2020 to the third quarter of 2020, net income increased $495 thousand, primarily due to increases in net interest income of $482 thousand and noninterest income of $466 thousand, coupled with a decrease in provision for credit losses of $450 thousand. These improvements were partially offset by an increase in noninterest expenses of $725 thousand in the fourth quarter of 2020. When comparing income from continuing operations for the fourth quarter of 2020 to the fourth quarter of 2019, net income decreased $128 thousand due to increases in the provision for credit losses of $850 thousand and noninterest expenses of $711 thousand, partially offset by increases in net interest income of $1.0 million and noninterest income of $353 thousand.

“To say 2020 was a challenging year would be an understatement. However, we were fortunate to be able to support our customers and communities while still producing a very respectable outcome.” said Lloyd L. “Scott” Beatty, Jr., President and Chief Executive Officer. “I cannot say enough about the quality and commitment of our staff during the year. Despite all the issues surrounding the pandemic, their performance was exceptional. Contrary to the dire predictions, our credit metrics are the best they have been in recent memory. During the year we completed the repurchase of approximately 717,000 shares of common stock at very favorable prices. As we look ahead to 2021, we remain cautiously optimistic. Even given the added complexities caused by the pandemic, we have not changed our focus on finding strategic growth opportunities, providing superior customer service, and maximizing long-term shareholder value.”

Ongoing response to COVID-19

Employees

Many of our non-branch personnel have returned to our offices and continue to practice social distancing as the Company has implemented enhanced cleaning and disinfecting procedures across all locations. Most of our Company meetings have transitioned to telephonic or video conferencing. We suspended all unnecessary business-related travel, public events, and meetings with outside parties to promote the safety and well-being of our employees.

Banking Locations

All our branch locations remain open, with normal hours of operation. We have re-opened our branch lobbies to the public with limits on the number of people allowed in the branch at any time. The drive-thru locations have expanded their capabilities to accommodate an array of transactions for our customers. We notified our customers of our changes in operations as well as promoted the use of online and mobile banking.

Customers

We thank our customers for their commitment and understanding as we continue to find ways to serve them as safely and securely as possible. For our customers impacted by the pandemic, we have provided fee waivers and loan payment deferrals to assist them during this challenging time.

Loan Deferrals

As of December 31, 2020, the Company’s outstanding COVID related loan deferral balance amounted to $34.9 million, or 2.40% of the total loan portfolio. The most significant deferrals were comprised of loans within the hospitality industry of $32.3 million, as they have continued to be one of the most impacted sectors in the country due to the pandemic. The majority of our hospitality borrowers are located within seasonal resorts which typically shutdown during the winter months and re-open in the spring. Due to these circumstances, the Company extended its loan deferral program to these borrowers so that they can be ready for the 2021 vacation season.

Small Business Administration’s Paycheck Protection Program (“PPP”)

We remain a SBA preferred lender and actively participated in the first PPP program that ended on August 8, 2020. We provided loans for 1,488 small business customers totaling $126.7 million and we continue to work with these customers on the forgiveness of these loans. Congress passed the Economic Aid Act on December 27, 2020 which is deemed a second draw for PPP loans. This new program has different qualifications than the first PPP program and remains subject to change as rules and guidance are written and released. The Company intends to participate in this program to help customers that meet the current qualifications of the program.

Share Repurchases

The Company completed its original stock repurchase program that was approved in April of 2019 on October 26, 2020 which authorized the repurchase of up to $10.0 million of the Company’s common stock. Subsequently, on November 24, 2020 the Company announced an additional stock repurchase program which was approved by the Board and authorized management to repurchase up to $5.0 million of the Company’s common stock. During the fourth quarter of 2020, the Company repurchased 183,471 shares of its common stock under the “old” repurchase plan and repurchased 253,900 shares of its common stock under the “new” repurchase plan.

Dividends

We currently expect to maintain our quarterly cash dividends based on our strong capital position.

Balance Sheet Review

Total assets were $1.933 billion at December 31, 2020, a $374.3 million, or 24.0%, increase when compared to $1.559 billion at the end of 2019. The increase was primarily due to the $205.6 million, or 16.5%, increase in gross loans, of which $122.8 million related to PPP loans as of December 31, 2020. In addition, interest-bearing deposits with other banks increased $93.7 million, or 122.5% and total investment securities increased $73.2 million, or 53.4%. The increases in gross loans, interest-bearing deposits with other banks and total investment securities were funded by an increase in deposits of $359.4 million, or 26.8%.

Total deposits increased $359.4 million, or 26.8%, when compared to December 31, 2019. The increase in total deposits consisted of increases in the following categories: Noninterest-bearing deposits of $152.5 million, interest-bearing checking accounts of $144.0 million, and savings and money market accounts of $65.1 million, partially offset by a decrease in time deposits of $2.2 million.

Total stockholders’ equity increased $2.2 million, or 1.1%, when compared to the end of 2019. At December 31, 2020, the ratio of total equity to total assets was 10.09% and the ratio of total tangible equity to total tangible assets was 9.18%.

Review of Quarterly Financial Results

Net interest income was $13.8 million for the fourth quarter of 2020, compared to $13.3 million for the third quarter of 2020 and $12.8 million for the fourth quarter of 2019. The increase in net interest income when compared to the third quarter of 2020 was primarily due to an increase in interest income on loans as a result of an increase in the average yield on and average balance of loans. The improvement in the yield on loans was driven by loan interest recoveries from problem assets, and the recognition of remaining net fees on PPP loans that were forgiven during the quarter. The average balance of loans increased by $23.3 million, or 1.7%. Total interest-bearing deposit costs decreased $116 thousand when compared to the third quarter of 2020, more than offset by a $226 thousand increase in expense on the Company’s subordinated debt issued during the latter half of the third quarter. Net interest income increased when compared to the fourth quarter of 2019, primarily due to a decrease in rates paid on interest-bearing deposits of 47bps and the elimination of long-term advances from FHLB borrowings which reduced interest expense by a combined $1.0 million. Lower yields on earning assets of 65bps, specifically, interest-bearing deposits with other banks, reduced interest income by $251 thousand for the fourth quarter, partially offset by increases in the average balances of loans of $183.7 million, or 14.7% and taxable investment securities of $34.3 million, or 23.5%. The higher average balance of loans was partially driven by the $127.6 million of PPP loans funded in the second quarter of 2020, which as of December 31, 2020, had approximately $4.8 million forgiven in accordance with SBA guidelines, with a corresponding average yield of 2.25% for the fourth quarter. The forgiveness of PPP loans which is anticipated to continue in future quarters will have a positive impact on the net interest margin due to a recapture of net deferred fees on these loans. The Company’s net interest margin decreased to 3.08% for the fourth quarter of 2020 from 3.17% in the third quarter of 2020 and down from 3.47% for the fourth quarter of 2019. The decline in net interest margin in the fourth quarter of 2020 when compared to the third quarter of 2020 and the fourth quarter of 2019, was significantly impacted by excess liquidity, which has yet to be fully invested.

The provision for credit losses was $1.1 million for the three months ended December 31, 2020. The comparable amounts were $1.5 million and $200 thousand for the three months ended September 30, 2020 and December 31, 2019, respectively. The ratio of the allowance for credit losses to period-end loans was 0.95% at December 31, 2020. Excluding PPP loans at both September 30, 2020 and December 31, 2020, the ratio of the allowance for credit losses to period-end loans was 1.04% at December 31, 2020, higher than both the 0.98% at September 30, 2020 and the 0.84% at December 31, 2019. The primary drivers of the increased percentage of the allowance to total loans, excluding PPP loans, and the increase in provision for loan losses as compared to the fourth quarter of 2019 were the result of elevated qualitative factors within the allowance model related to economic conditions and the COVID-19 pandemic. The decrease in provision for credit losses when compared to the third quarter of 2020, was the direct result of recoveries from problem assets which carried a specific reserve and a decrease in quantitative factors due to a decline in historical losses. The Company reported net recoveries in the fourth quarter of 2020 of $61 thousand, compared to net recoveries of $187 thousand for the third quarter of 2020 and net charge-offs of $131 thousand for the fourth quarter of 2019.

At December 31, 2020, nonperforming assets were $6.3 million, a decrease of $2.1 million, or 25.3%, when compared to September 30, 2020, primarily due to decreases in nonaccrual loans of $1.5 million, or 21.7% and loans 90 days past due and still accruing of $569 thousand, or 41.4%. Accruing troubled debt restructurings (“TDRs”) decreased $270 thousand, or 3.7% over the same time period. There were no other real estate owned properties held at December 31, 2020 as compared to $38 thousand at September 30, 2020. When comparing December 31, 2020 to December 31, 2019, nonperforming assets decreased $5.7 million, or 47.8%, primarily due to a decrease in nonaccrual loans of $5.1 million, or 48.5%. Accruing TDRs decreased $504 thousand, or 6.7%, and other real estate owned decreased $74 thousand, or 100.0%, over the same time period. The ratio of nonperforming assets and accruing TDRs to total assets was 0.68%, 0.86% and 1.25% at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. In addition, the ratio of accruing TDRs to total loans at December 31, 2020 was 0.48%, compared to 0.51% at September 30, 2020 and 0.60% at December 31, 2019. Despite the improvement in nonperforming loans and assets, the allowance increased as other factors related to the COVID-19 pandemic were considered in the Company’s allowance calculation.

Total noninterest income for the fourth quarter of 2020 increased $466 thousand, or 18.1%, when compared to the third quarter of 2020 and increased $353 thousand, or 13.1%, when compared to the fourth quarter of 2019. The increase compared to the linked quarter in 2020 was primarily due to additional swap fee income on loans originated during the fourth quarter and an increase in service charges on deposit accounts. The increase in noninterest income compared to the fourth quarter of 2019 was due to additional income from BOLI purchased late in the fourth quarter of 2019 and additional swap fee income on loans originated in the fourth quarter of 2020, partially offset by lower service charges on deposit accounts.

Total noninterest expense from continuing operations for the fourth quarter of 2020 increased $725 thousand, or 7.4%, when compared to the third quarter of 2020 and increased $711 thousand, or 7.2%, when compared to the fourth quarter of 2019. The increase in noninterest expense when compared to the third quarter of 2020 was primarily related to higher salaries and wages, employee benefit costs and legal and professional fees. The increase in salaries and wages were attributed to accrued bonuses and the absence of deferrals related to origination costs from PPP lending which carried over into the third quarter of 2020. The increase in employee benefits was the result of higher medical insurance claims, in part due to the ongoing health crisis and increases in COVID positivity rates in the mid-Atlantic region. The increase in noninterest expenses when compared to the fourth quarter of 2019 was primarily due to higher salaries and wages, data processing fees and FDIC insurance premium expense, partially offset by a decrease in other expenses such as the absence of a fraud expense in the fourth quarter of 2019, advertising and marketing costs and travel and entertainment expenses.

Review of 2020 Financial Results

Net interest income for 2020 was $52.6 million, an increase of $2.5 million, or 4.9%, when compared to 2019. The increase was due to lower interest expense on interest-bearing deposits of $2.3 million and an aggregate decrease of $792 thousand related to the elimination of long-term advances from the FHLB and securities sold under retail purchase agreements, partially offset by the addition of subordinated debt and related interest expense of $522 thousand. The average balance of total earning assets increased by $188.3 million, or 13.2%, primarily in loans and interest-bearing deposits with other banks of $142.5 million and $63.8 million, respectively. The increase in the average balance of loans, loan interest recoveries from problem assets and to a lesser degree recognition of net deferred fees from PPP loan forgiveness resulted in an increase in interest income of $1.0 million, despite a decline in the average yields on loans of 40bps. This increase in interest income from loans was entirely offset by the decrease in the average balance of taxable securities as well as the lower yields on interest-bearing deposits which were significantly impacted by Federal Reserve interest rate cuts during 2020. These significant swings in both the average balances and rates on both sides of the balance sheet resulted in a net interest margin of 3.27% for 2020 compared to 3.54% for 2019.

The provision for credit losses for 2020 and 2019 was $3.9 million and $700 thousand, respectively, while net charge-offs were $519 thousand and $536 thousand, respectively. The increase in the provision for credit losses was the result of new and elevated qualitative factors within the allowance model related to economic conditions and the COVID-19 pandemic. Excluding PPP loans, the ratio of the allowance for credit losses to period-end loans increased to 1.04% at December 31, 2020 from 0.84% at December 31, 2019. As previously discussed, this ratio increased primarily due to the addition of qualitative factors in the analysis of the allowance for loan losses. The ratio of net charge-offs to average loans was 0.04% for both 2020 and 2019. Management will continue to evaluate the adequacy of the allowance for credit losses as more economic data becomes available and as changes within the Company’s portfolio are known.

Total noninterest income from continuing operations for 2020 increased $729 thousand, or 7.3%, when compared to 2019. The increase in noninterest income primarily consisted of increases in BOLI income, gains on sales of securities, other fees on bank services and additional swap fee income on loans originated, partially offset by a decrease in service charges on deposit accounts.

Total noninterest expense from continuing operations for 2020 increased $842 thousand, or 2.2%, when compared to 2019. The increase was primarily due to higher costs related to employee benefits, higher data processing fees and FDIC insurance premiums which were partially offset by decreases in salaries and wages due to the deferral of direct origination costs related to the origination of PPP loans, other real estate owned expenses, and other loan related expenses. The deferred costs for salaries and wages are being recognized over the lives of the related loans.

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

For further information contact: Edward Allen, Executive Vice President and Chief Financial Officer, 410-763-7800

Shore Bancshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2020	2019	Change		2020	2019	Change
PROFITABILITY FOR THE PERIOD
Net interest income	$13,765	$12,764	7.8%		$52,597	$50,131	4.9%
Provision for credit losses	1,050	200	425.0		3,900	700	457.1
Noninterest income	3,047	2,694	13.1		10,749	10,020	7.3
Noninterest expense	10,556	9,845	7.2		38,399	37,557	2.2
Income from continuing operations before income taxes	5,206	5,413	(3.8)		21,047	21,894	(3.9)
Income tax expense	1,320	1,399	(5.6)		5,317	5,610	(5.2)
Income from continuing operations	$3,886	$4,014	(3.2)		$15,730	$16,284	(3.4)

Loss from discontinued operations before income taxes	—	—	—		—	(113)	100.0
Income tax benefit	—	—	—		—	(27)	100.0
Loss from discontinued operations	—	—	—		—	(86)	100.0
Net income	$3,886	$4,014	(3.2)		$15,730	$16,198	(2.9)

From Continuing Operations:
Return on average assets	0.82%	1.03%	(21	)bp	0.92%	1.09%	(17	)bp
Return on average equity	7.82	8.24	(42)		7.95	8.56	(61)
Return on average tangible equity (1)	8.88	9.43	(55)		9.04	9.84	(80)
Net interest margin	3.08	3.47	(39)		3.27	3.54	(27)
Efficiency ratio - GAAP	62.79	63.69	(90)		60.62	62.44	(182)
Efficiency ratio - Non-GAAP (1)	61.91	62.58	(67)		59.97	61.27	(130)

PER SHARE DATA
Basic and diluted net income per common share
Income from continuing operations	$0.32	$0.32	—%		$1.27	$1.28	(0.8)%
Loss from discontinued operations	—	—	—		—	(0.01)	100.0
Net income	$0.32	$0.32	—		$1.27	$1.27	—

Dividends paid per common share	$0.12	$0.12	—		$0.48	$0.42	14.3
Book value per common share at period end	16.55	15.42	7.3
Tangible book value per common share at period end (1)	14.92	13.84	7.8
Market value at period end	14.60	17.36	(15.9)
Market range:
High	15.12	17.90	(15.5)		17.56	17.90	(1.9)
Low	10.25	15.01	(31.7)		7.63	14.00	(45.5)

AVERAGE BALANCE SHEET DATA
Loans	$1,430,013	$1,246,355	14.7%		$1,368,887	$1,226,361	11.6%
Investment securities	179,801	145,544	23.5		138,391	156,383	(11.5)
Earning assets	1,780,854	1,463,490	21.7		1,611,004	1,422,688	13.2
Assets	1,880,449	1,553,017	21.1		1,709,997	1,498,903	14.1
Deposits	1,646,980	1,334,047	23.5		1,487,921	1,266,302	17.5
Stockholders' equity	197,591	193,239	2.3		197,969	190,139	4.1

CREDIT QUALITY DATA
Net (recoveries) charge-offs	$(61)	$131	(146.6)%		$519	$536	(3.2)%

Nonaccrual loans	$5,455	$10,590	(48.5)
Loans 90 days past due and still accruing	804	1,326	(39.4)
Other real estate owned	—	74	(100.0)
Total nonperforming assets	6,259	11,990	(47.8)
Accruing troubled debt restructurings (TDRs)	6,997	7,501	(6.7)
Total nonperforming assets and accruing TDRs	$13,256	$19,491	(32.0)

CAPITAL AND CREDIT QUALITY RATIOS
Period-end equity to assets	10.09%	12.37%	(228	)bp
Period-end tangible equity to tangible assets (1)	9.18	11.24	(206)

Annualized net (recoveries) charge-offs to average loans	(0.02)	0.04	(6)		0.04%	0.04%	—	bp

Allowance for credit losses as a percent of:
Period-end loans (2)	0.95	0.84	11
Nonaccrual loans	254.59	99.22	15,537
Nonperforming assets	221.89	87.63	13,426
Accruing TDRs	198.49	140.07	5,842
Nonperforming assets and accruing TDRs	104.77	53.91	5,086

As a percent of total loans:
Nonaccrual loans	0.38	0.85	(47)
Accruing TDRs	0.48	0.60	(12)
Nonaccrual loans and accruing TDRs	0.86	1.45	(59)

As a percent of total loans+other real estate owned:
Nonperforming assets	0.43	0.96	(53)
Nonperforming assets and accruing TDRs	0.91	1.56	(65)

As a percent of total assets:
Nonaccrual loans	0.28	0.68	(40)
Nonperforming assets	0.32	0.77	(45)
Accruing TDRs	0.36	0.48	(12)
Nonperforming assets and accruing TDRs	0.68	1.25	(57)

(1)	See the reconciliation table on page 18 of 18.
(2)	As of 12/31/2020, 9/30/2020 and 6/30/2020, this ratio includes PPP loans of $122.8 million, $126.7 million and $123.0 million, respectively. Excluding these loans, the ratio is 1.04%, 0.98% and 0.86% for 12/31/2020, 9/30/2020 and 6/30/2020, respectively.

Shore Bancshares, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands, except per share data)

			December 31, 2020
	December 31,	December 31,	compared to
	2020	2019	December 31, 2019
ASSETS
Cash and due from banks	$16,666	$18,465	(9.7)%
Interest-bearing deposits with other banks	170,251	76,506	122.5
Cash and cash equivalents	186,917	94,971	96.8

Investment securities available for sale (at fair value)	139,568	122,791	13.7
Investment securities held to maturity	65,706	8,786	647.8
Equity securities, at fair value	1,395	1,342	3.9
Restricted securities	3,626	4,190	(13.5)

Loans	1,454,256	1,248,654	16.5
Less: allowance for credit losses	(13,888)	(10,507)	32.2
Loans, net	1,440,368	1,238,147	16.3

Premises and equipment, net	24,924	23,821	4.6
Goodwill	17,518	17,518	—
Other intangible assets, net	1,719	2,252	(23.7)
Other real estate owned, net	—	74	(100.0)
Right of use assets, net	4,795	4,771	0.5
Other assets	46,779	40,572	15.3

Total assets	$1,933,315	$1,559,235	24.0

LIABILITIES
Noninterest-bearing deposits	$509,091	$356,618	42.8
Interest-bearing deposits	1,191,614	984,716	21.0
Total deposits	1,700,705	1,341,334	26.8

Securities sold under retail repurchase agreements	1,050	1,226	(14.4)
Advances from FHLB - long-term	—	15,000	(100.0)
Subordinated debt	24,429	—	—
Total borrowings	25,479	16,226

Lease liabilities	4,874	4,792	1.7
Accrued expenses and other liabilities	7,238	4,081	77.4
Total liabilities	1,738,296	1,366,433	27.2

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; authorized 35,000,000 shares	118	125	(5.6)
Additional paid in capital	52,167	61,045	(14.5)
Retained earnings	141,205	131,425	7.4
Accumulated other comprehensive income	1,529	207	638.6
Total stockholders' equity	195,019	192,802	1.1

Total liabilities and stockholders' equity	$1,933,315	$1,559,235	24.0

Period-end common shares outstanding	11,783	12,500	(5.7)
Book value per common share	$16.55	$15.42	7.3

Shore Bancshares, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
	2020	2019	% Change	2020	2019	% Change
INTEREST INCOME
Interest and fees on loans	$14,541	$14,043	3.5%	$56,420	$55,391	1.9%
Interest on investment securities:
Taxable	910	827	10.0	2,997	3,582	(16.3)
Interest on deposits with other banks	44	295	(85.1)	260	794	(67.3)
Total interest income	15,495	15,165	2.2	59,677	59,767	(0.2)

INTEREST EXPENSE
Interest on deposits	1,355	2,287	(40.8)	6,440	8,726	(26.2)
Interest on short-term borrowings	1	6	(83.3)	5	481	(99.0)
Interest on long-term borrowings	374	108	246.3	635	429	—
Total interest expense	1,730	2,401	(27.9)	7,080	9,636	(26.5)

NET INTEREST INCOME	13,765	12,764	7.8	52,597	50,131	4.9
Provision for credit losses	1,050	200	425.0	3,900	700	457.1

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	12,715	12,564	1.2	48,697	49,431	(1.5)

NONINTEREST INCOME
Service charges on deposit accounts	782	958	(18.4)	2,839	3,910	(27.4)
Trust and investment fee income	439	382	14.9	1,558	1,522	2.4
Gains on sales and calls of investment securities	—	—	—	347	—	—
Other noninterest income	1,826	1,354	34.9	6,005	4,588	30.9
Total noninterest income	3,047	2,694	13.1	10,749	10,020	7.3

NONINTEREST EXPENSE
Salaries and wages	4,366	4,002	9.1	14,935	15,413	(3.1)
Employee benefits	1,715	1,662	3.2	6,461	5,283	22.3
Occupancy expense	745	702	6.1	2,919	2,758	5.8
Furniture and equipment expense	366	286	28.0	1,224	1,107	10.6
Data processing	1,093	989	10.5	4,288	3,790	13.1
Directors' fees	118	137	(13.9)	504	479	5.2
Amortization of intangible assets	126	144	(12.5)	533	605	(11.9)
FDIC insurance premium expense	138	(42)	428.6	485	344	41.0
Other real estate owned expenses, net	38	(1)	3,900.0	56	425	(86.8)
Legal and professional fees	662	568	16.5	2,296	2,223	3.3
Other noninterest expenses	1,189	1,398	(14.9)	4,698	5,130	(8.4)
Total noninterest expense	10,556	9,845	7.2	38,399	37,557	2.2

Income from continuing operations before income taxes	5,206	5,413	(3.8)	21,047	21,894	(3.9)
Income tax expense	1,320	1,399	(5.6)	5,317	5,610	(5.2)

Income from continuing operations	3,886	4,014	(3.2)	15,730	16,284	(3.4)

Loss from discontinued operations before income taxes	—	—	—	—	(113)	100.0
Income tax benefit	—	—	—	—	(27)	100.0

Loss from discontinued operations	—	—	—	—	(86)	100.0

NET INCOME	$3,886	$4,014	(3.2)	$15,730	$16,198	(2.9)

Weighted average shares outstanding - basic	12,004	12,588	(4.6)	12,380	12,725	(2.7)
Weighted average shares outstanding - diluted	12,005	12,593	(4.7)	12,381	12,730	(2.7)

Basic and diluted net income per common share
Income from continuing operations	$0.32	$0.32	—	$1.27	$1.28	(0.8)
Loss from discontinued operations	—	—	—	—	(0.01)	100.0
Net income	$0.32	$0.32	—	$1.27	$1.27	—

Dividends paid per common share	0.12	0.12	—	0.48	0.42	14.3

Shore Bancshares, Inc.

Consolidated Average Balance Sheets (Unaudited)

(Dollars in thousands)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2020		2019		2020		2019
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	balance	rate	balance	rate	balance	rate	balance	rate
Earning assets
Loans (1), (2), (3)	$1,430,013	4.05%	$1,246,355	4.48%	$1,368,887	4.13%	$1,226,361	4.53%
Investment securities
Taxable	179,801	2.02	145,544	2.27	138,391	2.16	156,383	2.29
Interest-bearing deposits	171,040	0.10	71,591	1.63	103,726	0.25	39,944	1.99
Total earning assets	1,780,854	3.47%	1,463,490	4.12%	1,611,004	3.71%	1,422,688	4.21%
Cash and due from banks	17,268		20,382		18,042		18,241
Other assets	95,684		79,586		92,575		68,399
Allowance for credit losses	(13,357)		(10,441)		(11,624)		(10,425)
Total assets	$1,880,449		$1,553,017		$1,709,997		$1,498,903

Interest-bearing liabilities
Demand deposits	$420,582	0.18%	$284,193	0.76%	$343,848	0.26%	$252,907	0.69%
Money market and savings deposits	459,237	0.20	397,662	0.51	434,781	0.27	389,000	0.72
Brokered deposits	—	—	8,135	2.15	—	—	16,369	2.37
Certificates of deposit $100,000 or more	128,642	1.45	126,411	1.85	129,150	1.70	113,017	1.63
Other time deposits	145,795	1.27	149,197	1.58	148,823	1.46	146,344	1.35
Interest-bearing deposits	1,154,256	0.47	965,598	0.94	1,056,602	0.61	917,637	0.95
Securities sold under retail repurchase agreements and federal funds purchased	1,101	0.36	1,889	1.47	1,484	0.34	18,453	2.61
Advances from FHLB - long-term	—	—	15,000	2.86	3,934	2.87	15,000	2.86
Subordinated debt	24,420	6.09	—	—	8,617	6.06	—	—
Total interest-bearing liabilities	1,179,777	0.58%	982,487	0.97%	1,070,637	0.66%	951,090	1.01%
Noninterest-bearing deposits	492,724		368,449		431,319		348,665
Accrued expenses and other liabilities	10,357		8,842		10,072		9,009
Stockholders' equity	197,591		193,239		197,969		190,139
Total liabilities and stockholders' equity	$1,880,449		$1,553,017		$1,709,997		$1,498,903

Net interest spread		2.89%		3.15%		3.05%		3.20%
Net interest margin		3.08%		3.47%		3.27%		3.54%

(1)	All amounts are reported on a tax-equivalent basis computed using the statutory federal income tax rate of 21.0%, exclusive of nondeductible interest expense.
(2)	Average loan balances include nonaccrual loans.
(3)	Interest income on loans includes amortized loan fees, net of costs and accretion of discounts on acquired loans, which are included in the yield calculations.

Shore Bancshares, Inc.

Financial Highlights By Quarter (Unaudited)

(Dollars in thousands, except per share data)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	Q4 2020		Q4 2020
	2020	2020	2020	2020	2019	compared to		compared to
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2020		Q4 2019
PROFITABILITY FOR THE PERIOD
Taxable-equivalent net interest income	$13,799	$13,317	$13,068	$12,554	$12,808	3.6%		7.7
Less: Taxable-equivalent adjustment	34	34	37	36	44	—		(22.7)
Net interest income	13,765	13,283	13,031	12,518	12,764	3.6		7.8
Provision for credit losses	1,050	1,500	1,000	350	200	(30.0)		425.0
Noninterest income	3,047	2,581	2,769	2,352	2,694	18.1		13.1
Noninterest expense	10,556	9,831	7,663	10,349	9,845	7.4		7.2
Income from continuing operations before income taxes	5,206	4,533	7,137	4,171	5,413	14.8		(3.8)
Income tax expense	1,320	1,142	1,802	1,053	1,399	15.6		(5.6)
Income from continuing operations	3,886	3,391	5,335	3,118	4,014	14.6		(3.2)

Net income	$3,886	$3,391	$5,335	$3,118	$4,014	14.6		(3.2)

From Continuing Operations:
Return on average assets	0.82%	0.76%	1.31%	0.81%	1.03%	6	bp	(21)
Return on average equity	7.82	6.71	10.79	6.45	8.24	111		(42)
Return on average tangible equity (1)	8.88	7.63	12.20	7.43	9.43	125		(55)
Net interest margin	3.08	3.17	3.41	3.48	3.47	(9)		(39)
Efficiency ratio - GAAP	62.79	61.97	48.50	69.60	63.69	82		(90)
Efficiency ratio - Non-GAAP (1)	61.91	61.05	48.58	68.46	62.58	86		(67)

PER SHARE DATA
Basic and diluted net income per common share
Income from continuing operations	$0.32	$0.27	$0.43	$0.25	$0.32	18.5%		—
Net income	$0.32	$0.27	$0.43	$0.25	$0.32	18.5		—

Dividends paid per common share	0.12	0.12	0.12	0.12	0.12	—		—
Book value per common share at period end	16.55	16.28	15.98	15.62	15.42	1.7		7.3
Tangible book value per common share at period end (1)	14.92	14.69	14.42	14.06	13.84	1.6		7.8
Market value at period end	14.60	10.98	11.09	10.85	17.36	33.0		(15.9)
Market range:
High	15.12	11.77	12.40	17.56	17.90	28.5		(15.5)
Low	10.25	9.14	8.00	7.63	15.01	12.1		(31.7)

AVERAGE BALANCE SHEET DATA
Loans	$1,430,013	$1,406,683	$1,374,324	$1,263,441	$1,246,355	1.7%		14.7
Investment securities	179,801	136,017	107,908	129,410	145,544	32.2		23.5
Earning assets	1,780,854	1,670,194	1,539,945	1,450,508	1,463,490	6.6		21.7
Assets	1,880,449	1,771,944	1,638,387	1,546,991	1,553,017	6.1		21.1
Deposits	1,646,980	1,548,072	1,427,063	1,327,162	1,334,047	6.4		23.5
Stockholders' equity	197,591	201,079	198,842	194,332	193,239	(1.7)		2.3

CREDIT QUALITY DATA
Net (recoveries) charge-offs	$(61)	$(187)	$288	$479	$131	67.4%		(146.6)

Nonaccrual loans	$5,455	$6,966	$11,649	$11,540	$10,590	(21.7)		(48.5)
Loans 90 days past due and still accruing	804	1,373	604	721	1,326	(41.4)		(39.4)
Other real estate owned	—	38	38	38	74	(100.0)		(100.0)
Total nonperforming assets	$6,259	$8,377	$12,291	$12,299	$11,990	(25.3)		(47.8)

Accruing troubled debt restructurings (TDRs)	$6,997	$7,267	$7,312	$7,444	$7,501	(3.7)		(6.7)

Total nonperforming assets and accruing TDRs	$13,256	$15,644	$19,603	$19,743	$19,491	(15.3)		(32.0)

CAPITAL AND CREDIT QUALITY RATIOS
Period-end equity to assets	10.09%	10.88%	11.64%	12.45%	12.37%	(79	)bp	(228)
Period-end tangible equity to tangible assets (1)	9.18	9.92	10.63	11.35	11.24	(74)		(206)

Annualized net (recoveries) charge-offs to average loans	(0.02)	(0.05)	0.08	0.15	0.04	3		(6)

Allowance for credit losses as a percent of:
Period-end loans (2)	0.95	0.90	0.79	0.81	0.84	5		11
Nonaccrual loans	254.59	183.42	95.20	89.93	99.22	7,117		15,537
Nonperforming assets	221.89	152.52	90.23	84.38	87.63	6,937		13,426
Accruing TDRs	198.49	175.82	151.67	139.41	140.07	2,267		5,842
Nonperforming assets and accruing TDRs	104.77	81.67	56.57	52.57	53.91	2,310		5,086

As a percent of total loans:
Nonaccrual loans	0.38	0.49	0.83	0.90	0.85	(11)		(47)
Accruing TDRs	0.48	0.51	0.52	0.58	0.60	(3)		(12)
Nonaccrual loans and accruing TDRs	0.86	1.00	1.35	1.49	1.45	(14)		(59)

As a percent of total loans+other real estate owned:
Nonperforming assets	0.43	0.59	0.87	0.96	0.96	(16)		(53)
Nonperforming assets and accruing TDRs	0.91	1.10	1.39	1.55	1.56	(19)		(65)

As a percent of total assets:
Nonaccrual loans	0.28	0.38	0.68	0.73	0.68	(10)		(40)
Nonperforming assets	0.32	0.46	0.71	0.78	0.77	(14)		(45)
Accruing TDRs	0.36	0.40	0.43	0.47	0.48	(4)		(12)
Nonperforming assets and accruing TDRs	0.68	0.86	1.14	1.25	1.25	(18)		(57)

(1)	See the reconciliation table on page 18 of 18.
(2)	As of 12/31/2020, 9/30/2020 and 6/30/2020, this ratio includes PPP loans of $122.8 million, $126.7 million and $123.0 million, respectively. Excluding these loans, the ratio is 1.04%, 0.98% and 0.86% for 12/31/2020, 9/30/2020 and 6/30/2020, respectively.

Shore Bancshares, Inc.

Consolidated Statements of Income By Quarter (Unaudited)

(In thousands, except per share data)

						Q4 2020	Q4 2020
						compared to	compared to
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2020	Q4 2019
INTEREST INCOME
Interest and fees on loans	$14,541	$14,139	$13,945	$13,795	$14,043	2.8%	3.5%
Interest on investment securities:
Taxable	910	730	638	719	827	24.7	10.0
Interest on deposits with other banks	44	33	11	172	295	33.3	(85.1)
Total interest income	15,495	14,902	14,594	14,686	15,165	4.0	2.2

INTEREST EXPENSE
Interest on deposits	1,355	1,470	1,556	2,059	2,287	(7.8)	(40.8)
Interest on short-term borrowings	1	1	1	2	6	—	(83.3)
Interest on long-term borrowings	374	148	6	107	108	152.7	246.3
Total interest expense	1,730	1,619	1,563	2,168	2,401	6.9	(27.9)

NET INTEREST INCOME	13,765	13,283	13,031	12,518	12,764	3.6	7.8
Provision for credit losses	1,050	1,500	1,000	350	200	(30.0)	425.0

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	12,715	11,783	12,031	12,168	12,564	7.9	1.2

NONINTEREST INCOME
Service charges on deposit accounts	782	647	544	866	958	20.9	(18.4)
Trust and investment fee income	439	381	363	375	382	15.2	14.9
Gains on sales and calls of investment securities	—	—	347	—	—	—	—
Other noninterest income	1,826	1,553	1,515	1,111	1,354	17.6	34.9
Total noninterest income	3,047	2,581	2,769	2,352	2,694	18.1	13.1

NONINTEREST EXPENSE
Salaries and wages	4,366	4,143	2,130	4,296	4,002	5.4	9.1
Employee benefits	1,715	1,489	1,535	1,722	1,662	15.2	3.2
Occupancy expense	745	774	702	698	702	(3.7)	6.1
Furniture and equipment expense	366	294	247	317	286	24.5	28.0
Data processing	1,093	1,114	1,037	1,044	989	(1.9)	10.5
Directors' fees	118	132	113	141	137	(10.6)	(13.9)
Amortization of intangible assets	126	125	138	144	144	0.8	(12.5)
FDIC insurance premium expense	138	132	124	91	(42)	4.5	428.6
Other real estate owned expenses, net	38	—	—	18	(1)	—	3,900.0
Legal and professional fees	662	447	553	634	568	48.1	16.5
Other noninterest expenses	1,189	1,181	1,084	1,244	1,398	0.7	(14.9)
Total noninterest expense	10,556	9,831	7,663	10,349	9,845	7.4	7.2

Income from continuing operations before income taxes	5,206	4,533	7,137	4,171	5,413	14.8	(3.8)
Income tax expense	1,320	1,142	1,802	1,053	1,399	15.6	(5.6)

Income from continuing operations	3,886	3,391	5,335	3,118	4,014	14.6	(3.2)

NET INCOME	$3,886	$3,391	$5,335	$3,118	$4,014	14.6	(3.2)

Weighted average shares outstanding - basic	12,004	12,483	12,524	12,513	12,588	(3.8)	(4.6)
Weighted average shares outstanding - diluted	12,005	12,483	12,525	12,518	12,593	(3.8)	(4.7)

Basic and diluted net income per common share
Income from continuing operations	$0.32	$0.27	$0.43	$0.25	$0.32	18.5	—
Net income	$0.32	$0.27	$0.43	$0.25	$0.32	18.5	—

Dividends paid per common share	0.12	0.12	0.12	0.12	0.12	—	—

Shore Bancshares, Inc.

Consolidated Average Balance Sheets By Quarter (Unaudited)

(Dollars in thousands)

											Average balance
											Q4 2020	Q4 2020
											compared to	compared to
	Q4 2020		Q3 2020		Q2 2020		Q1 2020		Q4 2019		Q3 2020	Q4 2019
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	balance	rate	balance	rate	balance	rate	balance	rate	balance	rate
Earning assets
Loans (1), (2), (3)	1,430,013	4.05%	$1,406,683	4.01%	$1,374,324	4.09%	$1,263,441	4.40%	$1,246,355	4.48%	1.7%	14.7%
Investment securities
Taxable	179,801	2.02	136,017	2.14	107,908	2.37	129,410	2.22	145,544	2.27	32.2	23.5
Interest-bearing deposits	171,040	0.10	127,494	0.10	57,713	0.07	57,657	1.20	71,591	1.63	34.2	138.9
Total earning assets	1,780,854	3.47%	1,670,194	3.56%	1,539,945	3.82%	1,450,508	4.08%	1,463,490	4.12%	6.6	21.7
Cash and due from banks	17,268		18,860		18,167		17,874		20,382		(8.4)	(15.3)
Other assets	95,684		94,755		90,981		89,154		79,586		1.0	20.2
Allowance for credit losses	(13,357)		(11,865)		(10,706)		(10,545)		(10,441)		12.6	27.9
Total assets	$1,880,449		$1,771,944		$1,638,387		$1,546,991		$1,553,017		6.1	21.1

Interest-bearing liabilities
Demand deposits	$420,582	0.18%	$370,922	0.19%	$298,568	0.20%	$284,176	0.56%	$284,193	0.76%	13.4	48.0
Money market and savings deposits	459,237	0.20	442,322	0.21	426,963	0.23	410,252	0.46	397,662	0.51	3.8	15.5
Brokered deposits	—	—	—	—	—	—	—	—	8,135	2.15	—	(100.0)
Certificates of deposit $100,000 or more	128,642	1.45	127,983	1.68	130,582	1.81	129,408	1.85	126,411	1.85	0.5	1.8
Other time deposits	145,795	1.27	148,223	1.42	150,675	1.54	150,645	1.60	149,197	1.58	(1.6)	(2.3)
Interest-bearing deposits	1,154,256	0.47	1,089,450	0.54	1,006,788	0.62	974,481	0.85	965,598	0.94	5.9	19.5
Securities sold under retail repurchase agreements
and federal funds purchased	1,101	0.36	1,575	0.25	2,030	0.20	1,235	0.65	1,889	1.26	(30.1)	(41.7)
Advances from FHLB - long-term	—	—	—	—	824	2.93	15,000	2.87	15,000	2.86	—	(100.0)
Subordinated debt	24,420	6.09	9,859	5.97	—	—	—	—	—	—	100.0	100.0
Total interest-bearing liabilities	1,179,777	0.58%	1,100,884	0.59%	1,009,642	0.62%	990,716	0.88%	982,487	0.97%	7.2	20.1
Noninterest-bearing deposits	492,724		458,622		420,275		352,681		368,449		7.4	33.7
Accrued expenses and other liabilities	10,357		11,359		9,628		9,262		8,842		(8.8)	17.1
Stockholders' equity	197,591		201,079		198,842		194,332		193,239		(1.7)	2.3
Total liabilities and stockholders' equity	$1,880,449		$1,771,944		$1,638,387		$1,546,991		$1,553,017		6.1	21.1

Net interest spread		2.89%		2.97%		3.20%		3.20%		3.15%
Net interest margin		3.08%		3.17%		3.41%		3.48%		3.47%

(1)	All amounts are reported on a tax-equivalent basis computed using the statutory federal income tax rate of 21.0%, exclusive of nondeductible interest expense.
(2)	Average loan balances include nonaccrual loans.
(3)	Interest income on loans includes amortized loan fees, net of costs and accretion of discounts on acquired loans, which are included in the yield calculations.

Shore Bancshares, Inc.

Reconciliation of Generally Accepted Accounting Principles (GAAP)

and Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

						YTD	YTD
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	12/31/2020	12/31/2019
The following reconciles return on average equity and return on average tangible equity from continuing operations (Note 1):

Income from continuing operations	$3,886	$3,391	$5,335	$3,118	$4,014	$15,730	$16,284
Income from continuing operations - annualized (A)	$15,460	$13,490	$21,457	$12,541	$15,925	$15,730	$16,284

Net income, excluding net amortization of intangible assets	$3,980	$3,484	$5,438	$3,225	$4,121	$16,128	$16,735

Net income, excluding net amortization of intangible assets - annualized (B)	$15,833	$13,860	$21,872	$12,971	$16,350	$16,128	$16,735

Average stockholders' equity (C)	$197,591	$201,079	$198,842	$194,332	$193,239	$197,969	$190,139
Less: Average goodwill and other intangible assets	(19,304)	(19,430)	(19,560)	(19,702)	(19,846)	(19,498)	(20,059)
Average tangible equity (D)	$178,287	$181,649	$179,282	$174,630	$173,393	$178,471	$170,080

Return on average equity (GAAP) (A)/(C)	7.82%	6.71%	10.79%	6.45%	8.24%	7.95%	8.56%
Return on average tangible equity (Non-GAAP) (B)/(D)	8.88%	7.63%	12.20%	7.43%	9.43%	9.04%	9.84%

The following reconciles GAAP efficiency ratio and non-GAAP efficiency ratio from continuing operations (Note 2):

Noninterest expense (E)	$10,556	$9,831	$7,663	$10,349	$9,845	$38,399	$37,557
Less: Amortization of intangible assets	(126)	(125)	(138)	(144)	(144)	(533)	(605)
Adjusted noninterest expense (F)	$10,430	$9,706	$7,525	$10,205	$9,701	$37,866	$36,952

Net interest income (G)	13,765	13,283	13,031	12,518	12,764	52,597	50,131
Add: Taxable-equivalent adjustment	34	34	37	36	44	141	163
Taxable-equivalent net interest income (H)	$13,799	$13,317	$13,068	$12,554	$12,808	$52,738	$50,294

Noninterest income (I)	$3,047	$2,581	$2,769	$2,352	$2,694	$10,749	10,020
Less: Investment securities (gains)	—	—	(347)	—	—	(347)	—
Adjusted noninterest income (J)	$3,047	$2,581	$2,422	$2,352	$2,694	$10,402	$10,020

Efficiency ratio (GAAP) (E)/(G)+(I)	62.79%	61.97%	48.50%	69.60%	63.69%	60.62%	62.44%
Efficiency ratio (Non-GAAP) (F)/(H)+(J)	61.91%	61.05%	48.58%	68.46%	62.58%	59.97%	61.27%

The following reconciles book value per common share and tangible book value per common share (Note 1):

Stockholders' equity (L)	$195,019	$198,881	$200,134	$195,694	$192,802
Less: Goodwill and other intangible assets	(19,237)	(19,362)	(19,488)	(19,626)	(19,770)
Tangible equity (M)	$175,782	$179,519	$180,646	$176,068	$173,032

Shares outstanding (N)	11,783	12,218	12,526	12,525	12,500

Book value per common share (GAAP) (L)/(N)	$16.55	$16.28	$15.98	$15.62	$15.42
Tangible book value per common share (Non-GAAP) (M)/(N)	$14.92	$14.69	$14.42	$14.06	$13.84

The following reconciles equity to assets and tangible equity to tangible assets (Note 1):

Stockholders' equity (O)	$195,019	$198,881	$200,134	$195,694	$192,802
Less: Goodwill and other intangible assets	(19,237)	(19,362)	(19,488)	(19,626)	(19,770)
Tangible equity (P)	$175,782	$179,519	$180,646	$176,068	$173,032

Assets (Q)	$1,933,315	$1,828,172	$1,719,524	$1,571,421	$1,559,235
Less: Goodwill and other intangible assets	(19,237)	(19,362)	(19,488)	(19,626)	(19,770)
Tangible assets (R)	$1,914,078	$1,808,810	$1,700,036	$1,551,795	$1,539,465

Period-end equity/assets (GAAP) (O)/(Q)	10.09%	10.88%	11.64%	12.45%	12.37%
Period-end tangible equity/tangible assets (Non-GAAP) (P)/(R)	9.18%	9.92%	10.63%	11.35%	11.24%

Note 1: Management believes that reporting tangible equity and tangible assets more closely approximates the adequacy of capital for regulatory purposes.

Note 2: Management believes that reporting the non-GAAP efficiency ratio more closely measures its effectiveness of controlling cash-based operating activities.